EXHIBIT 99.1

For Immediate Release
---------------------
Tuesday, July 20, 2004



For further information contact
John S. Cooper
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000, ext. 201

Press Release

Portec Rail Products, Inc. Reports Record
2004 Second Quarter and Six Month Operating Results (unaudited)

Pittsburgh, PA, Tuesday, July 20, 2004 - Portec Rail Products, Inc. (Nasdaq-"PRPX") today announced record unaudited net income of $1,464,000 or $0.17 per share for the second quarter ended June 30, 2004 and year to date net income of $2,121,000 or $0.25 per share for the six months ended June 30, 2004 on average basic and diluted shares of 8,602,169 for both periods. This compares to unaudited net income of $1,292,000 or $0.20 per share for the second quarter ended June 30, 2003 and $2,110,000 or $0.32 per share for the six months ended June 30, 2003 on average basic and diluted shares of 6,525,002 (pre-initial public offering) for both periods. Net sales during the second quarter 2004 were $18.5 million compared to $17.7 million during the second quarter of 2003. Net sales for the six months ending June 30, 2004 were $33.7 million compared to $31.8 million for the same 2003 period.

John S. Cooper, President and Chief Executive Officer said, "Our second quarter 2004 net sales and net income were a record for the Company. In addition, our first half 2004 net sales and net income exceeded the same 2003 period, which was the previous record for the Company. Increased economic activity in North America has increased the traffic levels on the railways and created a strong demand for our friction management and track component products at both our Railway Maintenance Products Division as well as at our Canadian subsidiary. In addition, we have seen an improvement in demand for our freight car securement systems in the second quarter of 2004 compared to the first quarter of this year. Business conditions have also improved in the United Kingdom during the second quarter of 2004 for both our railway and material handling product lines and operating performance was further improved by cost reductions initiated during the first quarter of this year resulting in a return to profitability at this business unit."

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products and load securement systems.

The Company's largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, and is also headquartered in Pittsburgh. The Company has a Canadian subsidiary headquartered near Montreal with a manufacturing operation in St. Jean, Quebec. The Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company also manufactures railway products and material handling equipment at its wholly-owned subsidiary in the United Kingdom with operations in Wrexham, Wales and Leicester, England. Portec Rail Products, Inc.'s web site address is www.portecrail.com.

The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company identifies below important factors that could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. In particular, the Company's future results could be affected by a variety of factors, such as customer demand for our products; competitive dynamics in the North American and worldwide railroad and railway supply industries; capital expenditures by the railway industry in North America and worldwide; the development and retention of sales representation and distribution agreements with third parties; fluctuations in the cost and availability of raw materials and supplies; currency rate fluctuations; and exposure to pension liabilities. Additional cautions regarding forward-looking statements are provided in the Company's Form 10-K under the heading "Cautionary Statement Relevant to Forward-looking Statements." The Company does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Portec Rail Products, Inc.
Consolidated Statements of Income
(In thousands, except share and per share data)

                                                          Three Months Ended               Six Months Ended
                                                               June 30                          June 30
                                                   ------------------------------------------------------------------
                                                         2004            2003            2004             2003
                                                   ------------------------------------------------------------------
                                                             (Unaudited)                      (Unaudited)

    Net sales                                        $   18,513      $   17,696      $   33,706       $   31,826
    Cost of sales                                        13,083          12,725          24,405           22,696
                                                   ------------------------------------------------------------------
    Gross profit                                          5,430           4,971           9,301            9,130

    Selling, general and administrative                   3,281           2,777           6,115            5,403
    Amortization expense                                     16              19              32               38
                                                   ------------------------------------------------------------------
    Operating income                                      2,133           2,175           3,154            3,689

    Interest expense                                         25             100              71              201
    Other (income) expense, net                             (51)             30             (33)             109
                                                   ------------------------------------------------------------------
    Income before income taxes                            2,159           2,045           3,116            3,379
    Provision for income taxes                              695             753             995            1,269

                                                   ------------------------------------------------------------------

    Net income                                       $    1,464      $    1,292      $    2,121       $    2,110
                                                   ==================================================================

    Earnings per share
        Basic                                           $ 0.17          $ 0.20          $ 0.25           $ 0.32
        Diluted                                         $ 0.17          $ 0.20          $ 0.25           $ 0.32

    Average basic shares outstanding                 8,602,169       6,525,002       8,602,169        6,525,002
    Average diluted shares outstanding               8,602,169       6,525,002       8,602,169        6,525,002


Consolidated Condensed Balance Sheets
(In thousands)

                                                       June 30              December 31
                                                         2004                   2003
                                                   -----------------      -----------------
                                                     (Unaudited)             (Audited)
    Assets
    Current assets                                   $   35,605             $   23,280
    Property, plant and equipment, net                   11,387                 11,841
    Other assets                                            109                    170
    Goodwill                                              5,130                  5,096
                                                   -----------------      -----------------
        Total assets                                 $   52,231             $   40,387
                                                   =================      =================

    Liabilities and Shareholders' Equity
    Current liabilities                              $   10,198(1)          $   17,125(1)
    Other liabilities and long-term debt
       obligations                                        3,749                  4,129
    Shareholders' equity                                 38,284                 19,133
                                                   -----------------      -----------------
        Total liabilities and shareholders'          $   52,231             $   40,387
         equity
                                                   =================      =================

(1) In conjunction with completing the initial public offering, the Company reclassed approximately $5.9 million of long-term debt to current liabilities as of December 31, 2003. In January 2004, the Company used proceeds from the initial public offering to repay approximately $7.3 million of debt obligations.